CABELA'S INCORPORATED

PERFORMANCE BONUS PLAN

ARTICLE 1
PURPOSE

The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company's objectives.  The Plan's goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of individual performance goals.  The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Section 162(m) of the Code.

ARTICLE 2
DEFINITIONS

“Board” means the Board of Directors of the Company.

“Bonus Award” means the award, as determined by the Committee, to be granted to a Participant based on that Participant’s level of attainment of his or her goals established in accordance with Articles 4 and 5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means either (i) the Compensation Committee of Board or (ii) a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

“Company” means Cabela's Incorporated together with each of its subsidiaries (as such term is defined in Section 424(f) of the Code).

 "Individual Performance Objective" means any individual Company business-related objective that is objectively determinable within the meaning of Code Section 162(m) and the Treasury Regulations promulgated thereunder.  Individual Performance Objectives shall include, but not be limited to, improvement in customer satisfaction, opening of additional retail stores, and similar objectively determinable performance objectives related to the Participant's job responsibilities with the Company.

“162(m) Bonus Award” means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article 7.

“Participant” means any officer or key executive designated by the Committee to participate in the Plan.

“Performance Criteria” means objective performance criteria established by the Committee with respect to 162(m) Bonus Awards.  Performance Criteria shall be measured in terms of one or more of the following objectives:

(i)	earnings before or after taxes, interest, depreciation and/or amortization;

(ii)	net earnings (before or after taxes);

(iii)	net income (before or after taxes);

(iv)	operating income before or after depreciation and amortization (and including or excluding capital expenditures);

(v)	operating income (before or after taxes);

(vi)	operating profit (before or after taxes);

(vii)	book value;

(viii)	earnings per share (before or after taxes);

(ix)	market share;

(x)	return measures (including, but not limited to, return on capital, invested capital, assets, equity);

(xi)	margins;

(xii)	share price (including, but not limited to, growth measures and total stockholder return);

(xiii)	comparable or same store sales;

(xiv)	sales or product volume growth;

(xv)	productivity improvement or operating efficiency;

(xvi)	costs or expenses;

(xvii)	stockholders’ equity;

(xviii)	revenues or sales;

(xix)	cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital);

(xx)	revenue-generating unit-based metrics;

(xxi)	expense targets;

(xxii)	Individual Performance Objectives;

(xxiii)	working capital targets;

(xxiv)	measures of economic value added;

(xxv)	inventory control; or

(xxvi)	enterprise value.

The foregoing criteria may relate to the Company, one or more of its or its divisions or units, or departments or functions, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.  In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the Committee shall appropriately adjust any evaluation of performance under a Performance Criteria to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial conditions and results of operations appearing in the Company's annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company's or a business units' reported results.

Each grant of a 162(m) Bonus Award shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, and a formula for determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Criteria.

“Performance Period” means the period during which performance is measured to determine the level of attainment of a Bonus Award, which shall be the fiscal year of the Company.

“Plan” means the Performance Bonus Plan.

ARTICLE 3
ELIGIBILITY

Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key executives of the Company and its subsidiaries whose efforts contribute materially to the success of the Company.  No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion.  No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

ARTICLE 4
ADMINISTRATION

The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, subsidiary and/or division performance), calculate and determine each Participant’s level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment.

Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Article 13.  The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan.  The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

ARTICLE 5
BONUS AWARDS

The Committee, based upon information to be supplied by management of the Company, will establish for each Performance Period a maximum award (and, if the Committee deems appropriate, a floor, threshold and/or target award) and goals relating to Company, subsidiary, divisional, departmental and/or functional performance for each Participant and communicate such award levels and goals to each Participant prior to or during the Performance Period for which such award may be made.  Bonus Awards will be earned by each Participant based upon the level of attainment of his or her goals during the applicable Performance Period; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion.  As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the goals for each Participant and the Bonus Award to be made to each Participant.

ARTICLE 6
PAYMENT OF BONUS AWARDS

Subject to Article 15 below, Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee, but in no event later than 90 days after the end of the applicable Performance Period.  Payment of Bonus Awards shall be made in the form of cash.  Bonus Award amounts earned but not yet paid will not accrue interest.

ARTICLE 7
162(M) BONUS AWARDS

Unless determined otherwise by the Committee, each Bonus Award awarded under the Plan shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

7.1           No 162(m) Bonus Award may be paid unless and until the stockholders of the Company have approved the Plan in a manner which complies with the stockholder approval requirements of Section 162(m) of the Code.

7.2           A 162(m) Bonus Award may be made only by a Committee which is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

7.3           The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria.  Such performance goals, and the maximum, target, threshold and/or floor (as applicable) Bonus Award payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

7.4           No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

7.5           The maximum amount of a 162(m) Bonus Award is $5 million to a single Participant.

ARTICLE 8
REORGANIZATION OR DISCONTINUANCE

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.  The Company will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

If the business conducted by the Company shall be discontinued, any previously earned and unpaid Bonus Awards under the Plan shall become immediately payable to the Participants then entitled thereto.

ARTICLE 9
NON-ALIENATION OF BENEFITS

A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution.  Any attempted disposition in contravention of the preceding sentence shall be null and void.

ARTICLE 10
NO CLAIM OR RIGHT TO PLAN PARTICIPATION

No employee or other person shall have any claim or right to be selected as a Participant under the Plan.  Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

ARTICLE 11
TAXES

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

ARTICLE 12
NO LIABILITY OF COMMITTEE MEMBERS; INDEMNIFICATION

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith.

Each person who is or has been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 13
TERMINATION OR AMENDMENT OF THE PLAN

The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company’s stockholders if the effect of such amendment would be to cause outstanding or pending 162(m) Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

ARTICLE 14
UNFUNDED PLAN

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE 15
DEFERRALS

The Committee may defer payment of 162(m) Bonus Awards, or any portion thereof, as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m) of the Code.  In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan.  Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

ARTICLE 16
SECTION 409A OF THE CODE

To the extent applicable, notwithstanding anything herein to the contrary, the Plan and Bonus Awards issued hereunder (including 162(m) Bonus Awards) shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan.  Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance, prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Bonus Awards (including 162(m) Bonus Awards) and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Bonus Awards (including 162(m) Bonus Awards) hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A of the Code.

ARTICLE 17
GOVERNING LAW

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

ARTICLE 18
EFFECTIVE DATE

The effective date of the Plan is February 12, 2008.

Back to Form 8-K